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                                                                    EXHIBIT 99.1


For Immediate Release
---------------------


Contact:  For St. John Knits:            For Vestar Capital Partners:
          Roger G. Ruppert               Gene Donati or Kara Fitzsimmons
          (949) 863-1171                 (212) 953-2550
          or
          Michael Freitag/Jason Lynch
          Kekst and Company
          (212) 521-4800



                  ST. JOHN KNITS ENTERS DEFINITIVE AGREEMENT
                 WITH VESTAR CAPITAL PARTNERS AND GRAY FAMILY


         Public to Receive $30 per share for 97% of outstanding shares

     IRVINE, California (February 3, 1999) - St. John Knits, Inc. (NYSE:SJK) and Vestar Capital Partners today announced the signing of a definitive merger agreement between the Company and a group consisting of an affiliate of Vestar and the Company's founder, Chairman and Chief Executive Officer Bob Gray and his family. Under the terms of the agreement, approximately 97% of the Company's outstanding common stock will be converted in a series of merger transactions into the right to receive $30 per share in cash. Pursuant to an election and proration process, the remaining shares of the Company will be retained by existing public shareholders and will represent approximately 7% of the outstanding common stock of the Company following the transaction. The transaction is valued at approximately $520 million.

     Vestar, through its affiliates, has agreed to provide approximately $154 million of equity financing. In addition, The Chase Manhattan Bank and Chase Securities Inc. have agreed to arrange an additional $340 million of debt financing in connection with the transaction.

     The Company entered into the merger agreement following its recommendation by a committee of non-management directors of the Company's Board of Directors. The committee received fairness opinions from Merrill Lynch & Co. and Wasserstein Parella & Co. The committee has been delegated all of the Board's authority to exempt transactions from triggering a distribution of rights under the Company's shareholders rights plan, to amend the rights plan and to redeem the outstanding rights.
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     Mr. Gray stated, "We believe that the special committee has engaged in a careful review of the proposal, and we are pleased that the Board of Directors has determined to proceed with a transaction designed to bring significant value to our shareholders." Jim Kelly, Managing Director of Vestar, said, "We are extremely pleased to be investing with the Gray family in this tremendous women's apparel franchise they have built. We look froward to working with them and the entire St. John's team in this next exciting chapter in the Company's history."

     Mr. Gray and certain members of his family who collectively own beneficially approximately 10% of the outstanding common stock of the Company have agreed to vote their shares in favor of the merger transaction. Following the transaction, it is expected that the Company's shares will be delisted from the New York Stock Exchange.

     Completion of the transaction is subject to customary conditions including shareholder approval, receipt of necessary financing and receipt of regulatory approvals. Shareholder approval will only be solicited and securities will only be offered by means of a proxy statement/prospectus, which will be mailed to shareholders upon the completion of the required Securities and Exchange Commission filing and review process. The Company currently anticipates completing the transaction late in the second calendar quarter or early in the third calendar quarter.

     Vestar Capital Partners, a leading investment firm based in New York with an office in Denver, manages more than $1.2 billion in equity capital and specializes in management buyouts and growth capital investments. Vestar invests, as partners with management teams, in high-quality, middle-market companies. It has been a leading or majority shareholder in such well-known companies as Celestial Seasonings, Inc., Prestone Products Corporation, Westinghouse Air Brake Company, Remington Products Company, Sun Apparel, Inc., Aearo Corporation, Insight Communications Company and Cluett American Group. Since its founding in 1988, Vestar has completed approximately 30 transactions with a total value of approximately $5 billion.

     St. John Knits designs, manufactures, and markets women's clothing and accessories. The Company's products are sold under the St. John, Griffith & Gray and Marie Gray trade names. St. John's retail division operates 17 boutiques and nine outlet stores.